Press Release Day, May 21, 2010 For further information, contact Judy Naus at 651-286-8623 or info@biotelinc.com	Exhibit 99.1

Biotel Announces Results for Third Quarter ended March 31, 2010

Minneapolis, May 21, 2010 – Biotel Inc. (Bulletin Board:  BTEL.OB) announces results for its third quarter ended March 31, 2010 with a net loss of $126,000, or $0.05 per diluted share, on revenues of $2,409,000.  This compares to net earnings of $153,000, or $0.05 per diluted share, on revenues of $3,121,000 for the third quarter of last year.  For the nine months ended March 31, 2010, Biotel posted a net loss of $44,000, or $0.02 per diluted share, on revenues of $8,124,000.  This compares to net earnings of $770,000, or $0.27 per diluted share, on revenues of $9,475,000 for the first nine months of last year.

Mr. Springrose said, “Biotel is working to re-build its business and customer relationships following announcement of Biotel’s planned merger with CardioNet, Inc. and the subsequent termination of that agreement by CardioNet.  Biotel’s net revenues for the three months ended March 31, 2010, were 22.8% less than net revenues for the three months ended March 31, 2009.  This decrease was primarily the result of significantly diminished sales of Braemar’s ER920W wireless event recorder.  On July 16, 2009, Biotel Inc. commenced a lawsuit in claiming CardioNet, Inc. breached and improperly terminated the Merger Agreement.  Biotel Inc. is seeking specific performance and damages.”

	3 months ended March 31, 2010	3 months ended March 31, 2009	% Change

Revenue	$2,409,000	$3,121,000	(22.8%	)
Net Income (Loss)	$(126,000)	$153,000	(182.4%	)
Income (Loss) Per Share, Basic	$(0.05)	$0.06
Income (Loss) Per Share, Diluted	$(0.05)	$0.05

	9 months ended March 31, 2010	9 months ended March 31, 2009	% Change

Revenue	$8,124,000	$9,475,000	(14.3%	)
Net Income (Loss)	$(44,000)	$770,000	(105.7%	)
Income (Loss) Per Share, Basic	$(0.02)	$0.28
Income (Loss) Per Share, Diluted	$(0.02)	$0.27

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